Exhibit 10.14

To:

From:

Re:	Employment Agreement Annual Review

Date:	April 6, 2005

I am pleased to confirm that the Board of Directors of BankFinancial, F.S.B. and the Board’s Human Resources Committee conducted the annual review referenced in Section              of your Employment Agreement. The Board concluded, after performing the review, to extend the Employment Period, as referenced in Section              of the Employment Agreement, for an additional one year so that the remaining term of the Employment Period will be thirty-six (36) months and will end on March 31, 2008; and to ratify the decision that the Human Resources Committee made earlier this year regarding your base salary and incentive compensation.

Kindly acknowledge your receipt and acceptance of this notice by signing it in the space indicated below and returning it to me.